Exhibit 99

NEWS RELEASE

     FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc. 410 N. 44th St. Phoenix, AZ 85008	CONTACT:	Peter Murnane 602-685-4010

Mesa Air Group Reports 3rd Quarter Net Income

PHOENIX, July 30, 2003 – Mesa Air Group, Inc. (NASDAQ-MESA) today announced third quarter net income of $5.8 million, or 18 cents per share on a diluted basis, on revenues of $154.1 million (all amounts reported herein are after tax and all per share amounts reported hereafter are on a diluted basis). Net income was $2.7 million or 8 cents per share on revenues of $133.8 million for the same period of fiscal 2002. Pro forma net income for the third quarter was $8.2 million or 26 cents per share. Pro forma earnings exclude the security reimbursement income recently received from the Transportation Security Administration (net of amounts owed to our code share partners) of $0.1 million and expenses related to the final settlement with the Department of Transportation of amounts received in 2001 relating to the events of September 11th under the Air Transportation Safety and System Stabilization Act of $2.6 million. This compares to pro forma earnings of $6.5 million, or 19 cents per share, for the comparable period of fiscal 2002.

Year-to-date earnings were $17.3 million on revenues of $424.5 million, or 54 cents per share. During the first nine months of 2002, the Company reported net income of $11.5 million or 34 cents per share. Excluding the above pro forma adjustments, as well as gain from the reversal of certain restructuring charges and other liabilities associated with the discontinued operations of CCAir and certain other one-time items of $7.0 million, pro forma year-to-date net income was $12.7 million or 40 cents per share. This compares to pro forma earnings of $12.4 million on revenues of $364.6 million, or 37 cents per share for the comparable period of 2002.

During the third quarter, the Company continued its regional jet expansion by adding 12 regional jets to its current fleet. These deliveries increased Mesa’s fleet of regional jets to 87 aircraft, comprised of 32 ERJ-145s, 40 CRJ-200s, 11 CRJ-700s and four CRJ-900s. Subsequent to quarter end, the Company took delivery of two additional CRJ-700s and one CRJ-900. In July, the Company also signed an agreement to lease three CRJ-200 aircraft, with delivery expected in September. With scheduled deliveries of two CRJ-700s and one CRJ-900 in the fourth quarter, the regional jet fleet is expected to number 96 by the end of September.

In the third quarter, the Company signed a memorandum of understanding with United Airlines, significantly expanding its current code share agreement. Under the agreement, Mesa will operate 35 regional jets on select portions of the company’s United Express service in addition to the ten Dash-8 aircraft already under contract. The 35 regional jets include 20 larger 70-seat and

15 50-seat aircraft. United will also have an option for an additional 25 regional jets, the timing and mix to be determined at a later date. The expanded agreement is expected to be effective in August 2003, and unless extended, has a final expiration of December 2013.

Also in the third quarter, the Company significantly increased its liquidity with its $100 million issuance of convertible notes due in 2023. The notes, which are convertible into Mesa stock at $10.00 per share, pay interest at a rate of 6.25% of original issue price.

In July, the Company signed a Letter of Intent with US Airways for a minimum of 25 and a maximum of 55 CRJ-700 70-seat regional jets. Under the LOI, the aircraft would be provided by US Airways from its previously announced order from Bombardier. All aircraft are expected to be put in service no later then December 31, 2004. The Company has placed in service 49 of the 52 50-seat regional jets currently under contract with US Airways, with the remaining aircraft expected to be placed in service in September of this year.

Effective July 1, 2003, the Company reached agreement with Frontier Airlines to extend its codeshare agreement through January 1, 2004. The original codeshare agreement with Frontier became effective February 1, 2002, and was amended March 1, 2003, changing the airlines’ relationship to a “revenue guarantee” compensation method from prorate-based.

“During the quarter, we continued the execution of our regional jet growth strategy, dramatically improved our liquidity position and entered into new revenue guarantee agreements which further diversify our revenue base,” said Jonathan Ornstein, Mesa’s Chairman and CEO. “Given the overall difficulty currently facing the major airlines, greater emphasis has been placed on the regional airline industry. We believe the major airlines will develop new relationships and expand existing ones based upon the regional airlines’ ability to provide a high quality product at a cost competitive price. Having been recently selected by both United Airlines and US Airways to significantly expand those relationships, we believe Mesa has proven its ability to effectively compete in this new environment.”

“Our focus going forward will be on delivering the high levels of service required by our partners and the consistent financial results expected by our shareholders, which both objectives we believe are best served by our current business model. We’d like to thank our approximately 4,000 employees for their outstanding efforts and hard work during this past quarter. Their dedication to Mesa is greatly appreciated.”

Mesa’s operating statistics for the three months ended June 30,

	2003	2002	Change

Passengers	1,728,879	1,422,086	21.6%
Available Seat Miles (000s)	1,183,722	915,108	29.4%
Revenue passenger miles (000s)	773,693	567,409	36.4%
Load Factor %	65.4	62.0	3.4 pts.
Yield (cents)	19.9	23.6	-15.7%
Revenue per ASM (cents)	13.0	13.7	-5.1%
Operating Cost per ASM (cents)	11.8	14.6	-19.2%
Stage length (miles)	344.8	309.1	11.5%

Mesa’s operating statistics for the nine months ended June 30,

	2003	2002	Change

Passengers	4,504,782	3,733,536	20.7%
Available Seat Miles (000s)	3,137,997	2,502,184	25.4%
Revenue passenger miles (000s)	1,942,842	1,423,679	36.5%
Load Factor %	61.9	56.9	5.0 pts.
Yield (cents)	21.8	25.6	-14.8%
Revenue per ASM (cents)	13.5	13.7	-1.5%
Operating Cost per ASM (cents)*	12.8	14.6	-12.3%
Stage length (miles)	330.1	292.9	12.7%

*	Excluding one-time items

MESA AIR GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended

	June 30,	June 30,
	2003	2002

Operating revenues:
Passenger	$148,869	$128,651
Freight and other	5,206	5,146

Total operating revenues	154,075	133,797

Operating expenses:
Flight operations	85,947	69,031
Maintenance	27,754	26,701
Aircraft and traffic servicing	11,209	12,191
Promotion and sales	2,105	3,416
General and administrative	10,153	11,323
Depreciation and amortization	2,798	2,687

Total operating expenses	139,966	125,349

Operating income	14,109	8,448

Other income (expense):
Interest expense	(1,092)	(818)
Interest income	337	838
Other expense	(3,968)	(7,136)

Total other expense	(4,723)	(7,116)

Income before income taxes and minority interest	9,386	1,332
Income taxes	3,595	526

Income before minority interest	5,791	806
Minority interest	1	1,852

Net income	$5,792	$2,658

Income per common share:
Basic	$0.18	$0.08
Diluted	$0.18	$0.08
Weighted average shares — basic	31,457	32,957
Weighted average shares — diluted	31,870	34,096

SUPPLEMENTAL PRO FORMA DISCLOSURES**
Reconciliation of GAAP to Pro Forma Earnings Statement
(Unaudited)
(In thousands, expect per share amounts)

Net income	$5,792	$2,658
DOT settlement, after tax	2,563	—
Investment (income) loss, after tax	(15)	3,997
Minority Interest	(1)	(1,852)
Legal settlement, after tax	—	1,694
TSA grant, after tax	(142)	—

Pro forma net income	$8,197	$6,497

Income per common share Basic	$0.26	$0.20
Diluted	$0.26	$0.19

**	To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with, or an alternative for, GAAP and may be different from pro forma measures used by other companies.

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended

	June 30,	June 30,
	2003	2002

Operating revenues:
Passenger	$408,200	$352,475
Freight and other	16,281	12,131

Total operating revenues	424,481	364,606

Operating expenses:
Flight operations	237,248	190,551
Maintenance	84,423	68,150
Aircraft and traffic servicing	37,981	33,796
Promotion and sales	6,154	9,853
General and administrative	28,355	32,339
Depreciation and amortization	8,026	8,034
Impairment and restructuring charges	(10,957)	—

Total operating expenses	391,230	342,723

Operating income	33,251	21,883

Other income (expense):
Interest expense	(3,509)	(5,043)
Interest income	856	1,568
Other expense	(2,587)	(255)

Total other expense	(5,240)	(3,730)

Income before income taxes and minority interest	28,011	18,153
Income taxes	10,728	7,171

Income before minority interest	17,283	10,982
Minority interest	(5)	525

Net income	$17,278	$11,507

Income per common share:
Basic	$0.55	$0.35
Diluted	$0.54	$0.34
Weighted average shares — basic	31,557	32,909
Weighted average shares — diluted	31,720	33,706

SUPPLEMENTAL PRO FORMA DISCLOSURES**
Reconciliation of GAAP to Pro Forma Earnings Statement
(Unaudited)
(In thousands, expect per share amounts)

Net income	$17,278	$11,507
Reversal of restructuring charges and certain liabilities of CCAir, after tax	(7,017)	—
Beech 1900 return costs, after tax	648	—
DOT settlement, after tax	2,563	—
TSA grant, after tax	(142)	—
Legal settlement, after tax	—	1,694
Investment income (loss), after tax	111	(239)
Minority Interest	5	(525)
Gain on involuntary conversion of aircraft, after tax	(795)	—

Pro forma net income	$12,651	$12,437

Income per common share
Basic	$0.40	$0.38
Diluted	$0.40	$0.37

**	To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with, or an alternative for, GAAP and may be different from pro forma measures used by other companies.

As of June 30, 2003, the Company’s cash and marketable securities were approximately $153.6 million.

Mesa currently operates 144 aircraft with 1,079 daily system departures to 162 cities, 41 states, Canada, Mexico and the Bahamas. It operates in the West and Midwest as America West Express; the Midwest and East as US Airways Express; in Denver as Frontier JetExpress and United Express; in Kansas City with Midwest Express and in New Mexico and Texas as Mesa Airlines. The Company, which was founded in New Mexico in 1982, has approximately 4,000 employees. Mesa is a member of Regional Aviation Partners and the Regional Airline Association.

This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next required filing with the Securities and Exchange Commission.

For further information regarding this press release please contact Peter Murnane at 602-685-4010 or Peter.Murnane@Mesa-Air.Com

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